Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

COMPLETES ACQUISITION OF THREE HOSPITALS

FROM BON SECOURS HEALTH SYSTEM

NAPLES, FLORIDA (February 1, 2005) — Health Management Associates, Inc. (NYSE: HMA) announced today it has completed the acquisition of three hospitals from Bon Secours Health System, Inc. The acquired hospitals are the 312-bed Bon Secours Venice Hospital, located in Venice, Florida, the 212-bed Bon Secours St. Joseph’s Hospital, located in Port Charlotte, Florida, and the 133-bed Bon Secours St. Mary’s Hospital in Norton, Virginia. The transaction is effective as of February 1, 2005.

“These three hospitals have served their communities’ health care needs for a combined 150 years, and we are very pleased to welcome them into the HMA family of hospitals to continue that tradition of health care delivery,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “With this acquisition, HMA will be in the range of its fiscal 2005 acquisition objective of acquiring between four and six hospitals. The Bon Secours Venice and St. Joseph’s hospitals are located in southwest Florida, in areas which we believe will continue to grow, particularly for the delivery of services to favorable demographic segments. These two Florida hospitals will also help HMA build a strategic southwest Florida network encompassing the counties of Collier, Lee, Charlotte and Sarasota. Likewise, Bon Secours St. Mary’s Hospital offers patients, physicians and nurses a network opportunity with HMA’s Lee Regional Medical

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Center located in Pennington Gap, Virginia. Ultimately, we believe these strategic networks will provide patients and communities with an improved continuum of care and access to even more quality health care close to home. We are looking forward to serving the needs of our newest communities.”

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and operates 56 hospitals in 16 states with approximately 8,203 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and the Company has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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